EXHIBIT 99.1

Steiner Leisure Limited Announces Second Quarter 2015 Financial Results

NASSAU, The Bahamas, July 29, 2015 (GLOBE NEWSWIRE) -- Steiner Leisure Limited (NASDAQ:STNR) today announced financial results for the second quarter ended June 30, 2015.

Steiner Leisure's revenues for the second quarter ended June 30, 2015 increased 3.9% to $217.4 million from $209.3 million during the comparable quarter in 2014. Net income for the second quarter was $9.0 million compared with $8.3 million for the same quarter in 2014.

Earnings per share for the second quarter ended June 30, 2015 was $0.69 per share, compared with $0.57 per share for the comparable quarter in 2014. The earnings per share data are presented on a diluted basis.

Revenues for the six months ended June 30, 2015 increased 1.8% to $433.5 million from $426.0 million during the comparable six months in 2014. Net income for the six months ended June 30, 2015 was $17.1 million compared with $15.6 million for the same six months in 2014.

Earnings per share for the six months ended June 30, 2015 was $1.31 per share compared with $1.07 per share for the comparable six months in 2014. The above earnings per share data are presented on a diluted basis.

Steiner Leisure Limited is a worldwide provider and innovator in the fields of beauty, wellness and education. We are dedicated to maintaining the highest quality standards and continually evolving to include and anticipate new developments within our industry. We aim to maintain and expand our existing diverse portfolio of services, products and brands, as well as to seek out new opportunities to complement our business.

Our services include traditional and alternative massage, body and skin treatment options, fitness, acupuncture, herbal medicine, medi-spa treatments and laser hair removal. We are committed to providing our customers with a wide-ranging assortment of beauty products, including premium quality options developed by us under our own brands, as well as those purchased from third parties.

Our distribution channels include our shipboard and land-based spas and salons, destination spas, health clubs, department stores and third party retail outlets and distributors. We also sell our products on certain British Airways flights, on QVC, by catalog, and online through our websites, including www.timetospa.com and www.blissworld.com.

Our post-secondary schools offer programs in massage therapy and skin care, among others, and, along with our recruiting and training operations, prepare spa professionals for careers in the health and wellness industry, including within the Steiner family of companies.

Our cruise line operations are conducted in spas onboard 150 ships, including Azamara Club Cruises, Carnival Australia, Carnival Cruise Line, Costa Cruises, Crystal Cruises, Cunard Cruise Line, Holland America Line, Norwegian Cruise Lines, P&O Cruises, Princess Cruises, Pullmantur Cruises, Royal Caribbean Cruises, Seabourn Cruise Lines, Silversea Cruises and Windstar Cruises.

Our land-based spa operations are carried out under our Elemis®, Mandara®, Chavana®, Bliss® and Remède® brands and take place in 63 locations, including resort spas, urban hotel spas and day spas. In addition, a total of 26 resort and hotel spas are operated under our brands by third parties pursuant to license agreements with the Company. Our land-based customers include Caesar's Entertainment, Hilton Hotels, Kerzner International, Loews Hotels, Marriott Hotels, Mauna Kea Beach Hotel, Planet Hollywood, St. Regis Hotels and Resorts, W Hotels and Resorts, Westin Hotels and Resorts and Wyndham Hotels and Resorts.

Our Ideal Image customized laser hair removal services are provided by highly trained, experienced practitioners through a nationwide network of 127 treatment centers (17 of which are operated by franchisees) across 31 states, as well as two locations in Canada.

We develop and sell a variety of high quality beauty products under our Elemis, La Thérapie™, Bliss, Remède, Laboratoire Remède® and Jou® brands.

Our schools operations consist of 12 post-secondary schools (comprised of a total of 31 campuses) located in Phoenix, Scottsdale, Tempe and Tucson, Arizona; Westminster and Aurora, Colorado; Groton, Newington and Westport, Connecticut; Miami, Orlando, Pompano Beach and Tampa/St. Pete, Florida; Chicago, Crystal Lake and Joliet, Illinois; Baltimore, Maryland; Boston, Massachusetts; Las Vegas, Nevada; Hoboken and Wall, New Jersey; King of Prussia and York, Pennsylvania; Arlington, Houston and Richardson, Texas; Orem and Salt Lake City, Utah; Charlottesville, Virginia; and Federal Way and Seattle, Washington. Offering programs in massage therapy and, in some cases, skin care, these schools train and qualify spa professionals for health and beauty positions within the industry, including our own operations.

As part of our employee recruitment operations for our shipboard spas, we provide education to our shipboard employees through our rigorous training programs, at our primary training facilities near London, England or one of our satellite training centers in South Africa and the Philippines. These employees are sourced primarily from the British Isles, Australia, South Africa, Southeast Asia, Canada, the Caribbean and continental Europe.

The Company will be holding a conference call at 11:00 am (ET) on Thursday, July 30, 2015. Clive E. Warshaw, Chairman of the Board, and Leonard I. Fluxman, President and Chief Executive Officer, will discuss the contents of this press release.

If you wish to participate in this conference call, please call (517) 308-9020 for domestic and international calls approximately ten minutes before the scheduled time. The password is "Steiner". This call is available for replay from Thursday, July 30, 2015 (approximately 3 hours after the call takes place) until Thursday, August 6, 2015 at approximately 4:00 pm (ET). You may reach it by dialing (203) 369-3672 for both domestic and international calls. The password is "33146".

SELECTED FINANCIAL DATA

($ and shares in thousands, except per share data)
(Unaudited)

	Second Quarter Ended		Six Months Ended
	June 30,		June 30,
	2015	2014	2015	2014
Revenues:
Services	$ 154,441	$ 146,415	$ 306,246	$ 301,709
Products	62,920	62,848	127,219	124,290
Total revenues	217,361	209,263	433,465	425,999

Cost of Sales:
Cost of services	128,984	122,837	255,313	252,094
Cost of products	42,227	41,722	83,872	84,290
Total cost of sales	171,211	164,559	339,185	336,384
Gross profit	46,150	44,704	94,280	89,615

Operating Expenses:
Administrative	15,494	14,466	33,488	29,378
Salary and payroll taxes	19,764	19,905	39,710	40,343
Total operating expenses	35,258	34,371	73,198	69,721
Income from operations	10,892	10,333	21,082	19,894

Other Income (Expense):
Interest expense	(833)	(697)	(1,604)	(1,453)
Other income	217	326	495	469
Total other income (expense)	(616)	(371)	(1,109)	(984)

Income before provision for income taxes	10,276	9,962	19,973	18,910

Provision for income taxes	1,324	1,679	2,909	3,266

Net income	$ 8,952	$ 8,283	$ 17,064	$ 15,644

Income per share:
Basic	$ 0.70	$ 0.57	$ 1.32	$ 1.07
Diluted	$ 0.69	$ 0.57	$ 1.31	$ 1.07

Weighted average shares outstanding:
Basic	12,832	14,454	12,916	14,567
Diluted	12,974	14,538	13,031	14,653

STATISTICS

	Second Quarter Ended		Six Months Ended
	June 30,		June 30,
	2015	2014	2015	2014

Average number of ships served[1]:	145	145	145	149
Spa	110	108	109	112
Non-Spa	35	37	36	37

Average total number of staff on ships served:
	2,578	2,552	2,584	2,658
Spa	2,237	2,200	2,238	2,304
Non-Spa	341	352	346	354

Revenue per staff per day[2]:	$ 409	$ 401	$ 412	$ 405
Spa	$ 431	$ 418	$ 435	$ 423
Non-Spa	$ 262	$ 292	$ 259	$ 285

Average weekly revenues:	$ 50,776	$ 49,306	$ 51,161	$ 50,376
Spa	$ 61,391	$ 59,735	$ 62,341	$ 61,039
Non-Spa	$ 17,694	$ 19,234	$ 17,340	$ 18,722

Average number of land-based spas served [3]	61	65	61	66

Average weekly land-based spas revenues	$ 27,421	$ 27,084	$ 27,765	$ 28,068

Total schools revenues	$ 18,339,000	$ 19,050,000	$ 38,475,000	$ 38,714,000

Total wholesale and retail product revenues	$ 35,058,000	$ 35,079,000	$ 71,006,000	$ 67,063,000

Average number of Ideal Image locations [3,4]	110	109	110	109

Average weekly Ideal Image revenues [4]	$ 32,510	$ 27,575	$ 30,787	$ 27,635

Ideal Image revenues	$ 46,490,000	$ 39,074,000	$ 87,568,000	$ 77,888,000

Ideal Image cash revenues [5]	$ 52,545,000	$ 35,729,000	$ 101,329,000	$ 71,703,000

[1] Average number of ships served reflects the fact that during the period ships were in and out of service and, accordingly, the number of ships served during the period varied.
[2] Revenue includes all sales of services and products on ships. Staff includes all shipboard employees. Per day refers to each day that a cruise ship is in service.
[3] Average number of land-based day spas and Ideal Image locations operated reflects the fact that during the period spas and centers were opened or closed and, accordingly, the number of spas and centers served during the period varied.
[4] Excludes 17 centers which are operated by franchisees.
[5] "Cash revenues" are non-generally accepted accounting principles ("non-GAAP") as defined by the Securities and Exchange Commission. Management believes that the presentation of cash revenues serves to enhance the understanding of Ideal Image's performance. This non-GAAP measure should be considered in addition to and not as a substitute for, or superior to, measures of financial performance prepared in accordance with generally accepted accounting principles ("GAAP"). See below for a reconciliation of GAAP results to the non-GAAP measures.

	Reconciliation of Non-GAAP Measures
	($ in thousands)
	Second Quarter Ended		Six Months Ended
	June 30,		June 30,
	2015	2014	2015	2014

Ideal Image revenues	$ 46,490	$ 39,074	$ 87,568	$ 77,888
Accrual to cash adjustments	6,055	(3,345)	13,761	(6,185)
Ideal Image cash revenues	$ 52,545	$ 35,729	$ 101,329	$ 71,703
CONTACT: Leonard I. Fluxman,
         President and Chief Executive Officer
         (305) 358-9002, ext. 215